UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

 Date of Report (date of earliest event reported): December 15, 2016

GULFMARK OFFSHORE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33607	76-0526032
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

42 West Sam Houston Parkway North, Suite 400, Houston, Texas		77024
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:(713) 963-9522

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On November 23, 2016, GulfMark Offshore, Inc. (the “Company”) launched a cash tender offer (the “Tender Offer”) for up to $300,000,000 aggregate principal amount of the Company’s existing 6.375% Senior Notes due 2022 (the “Notes”). On December 15, 2016, the Company announced that it has amended the terms of the Tender Offer to (i) increase the total consideration (as increased, the “Total Consideration”) payable in the tender offer to $520 per $1,000 principal amount of Notes and (ii) extend the expiration date of the tender offer from December 21, 2016 to December 29, 2016 at 5:00 p.m., New York City time (such date and time, the “Expiration Date”).

In addition, the Company and its proposed lenders have agreed to amend the terms of its previously announced new revolving credit facility (the “New Revolving Credit Facility”) and its previously announced new term loan facility (the “New Term Loan Facility”), to (i) increase the size of the New Revolving Credit Facility from $100 million to $115 million, (ii) add an additional six month extension option to the New Revolving Credit Facility, (iii) change the minimum liquidity covenants in the New Revolving Credit Facility and the New Term Loan Facility to reflect the increased commitments, (iv) defer the increase in the interest rate margin under the New Revolving Credit Facility to the twenty-four month anniversary of the closing thereof, and (v) provide for fees in connection therewith.

Holders of Notes that are validly tendered at any time prior to the Expiration Date, whether before or after the early tender date on December 7, 2016, and accepted for purchase will receive the Total Consideration, as increased. Tendered Notes may no longer be withdrawn. Holders who have previously tendered (and have not validly withdrawn) their Notes do not need to re-tender their Notes or take any other action in order to receive the Total Consideration of $520 per $1,000 principal amount of Notes. No tenders submitted after the Expiration Date will be valid. All other terms of the Tender Offer, as previously announced, remain unchanged. The Tender Offer is being made upon, and is subject to, the terms and conditions set forth in the Offer to Purchase, dated November 23, 2016, and the related Letter of Transmittal.

According to information provided by D.F. King & Co., Inc., the information agent and tender agent for the Tender Offer, as of 5:00 p.m., New York City time, on December 14, 2016, the Company had received tenders from holders of $136,152,000 in aggregate principal amount of the Notes, representing approximately 32% of the total outstanding principal amount of the Notes.

On December 15, 2016, the Company issued a press release announcing the amendments to the Tender Offer. A copy of the press release is filed herewith as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit Number	Description
99.1	Press Release of GulfMark Offshore, Inc. dated December 15, 2016.

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SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GulfMark Offshore, Inc.

Date: December 15, 2016
	By:	/s/ James M. Mitchell
	Name:	James M. Mitchell
	Title:	Executive Vice President & Chief Financial Officer

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EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release of GulfMark Offshore, Inc. dated December 15, 2016.

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